UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 20, 2010
TD AMERITRADE Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-49992 (Commission File Number)	82-0543156 (I.R.S. Employer Identification Number)

4211 South 102nd Street
Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (402) 331-7856
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
On August 20, 2010, TD AMERITRADE Holding Corporation entered into an agreement (the “Agreement”) with Barclays Bank PLC (“Barclays”) to effect a structured repurchase of up to 12 million shares of TD AMERITRADE’s common stock. The shares are being repurchased as part of TD AMERITRADE’s 30 million share repurchase authorization announced on August 9, 2010.
Under and subject to the terms of the Agreement, TD AMERITRADE prepaid approximately $170 million to Barclays. The specific number of shares, if any, that TD AMERITRADE will purchase from Barclays will vary based on the average of the daily volume-weighted average share price of TD AMERITRADE’s common stock over the measurement period for the transaction, less a pre-determined discount.
The Agreement provides that settlement of the transaction will occur after the end of the measurement period, which has a maximum duration of approximately fourteen weeks and is subject to early termination by Barclays. Upon settlement of the transaction, any excess prepayment amount may be returned to TD AMERITRADE in cash or, at TD AMERITRADE’s option, used to purchase additional shares of its common stock.
The Agreement is subject to terms customary for similar agreements of this type, including, but not limited to, providing for the effect of extraordinary corporate transactions and setting forth circumstances under which the Agreement may be accelerated, terminated or unwound early.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION
Date: August 26, 2010	By:	/s/ William J. Gerber
		Name:	William J. Gerber
		Title:	Chief Financial Officer